Exhibit 99.1
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Press Release
                       CAPITAL ALLIANCE INCOME TRUST LTD.
                      ANNOUNCES EARNINGS FOR THIRD QUARTER

SAN FRANCISCO - (BUSINESS WIRE) - November 16, 2003 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA-News) a residential mortgage REIT, operating both mortgage investment and mortgage banking businesses, announced net income of $80,750 ($0.00 basic and $0.00 diluted per share) for the three months ending September 30, 2004 and $573,657 ($0.78 basic and $0.67 diluted per share) for the nine months ended September 30, 2004, as compared to net income of $101,708 ($0.06 basic and $0.05 diluted per share) and $708,784 ($1.11 basic and $0.95 diluted per share), respectively, for the like periods in 2003. Revenues were reported as $515,608 for the three months ending September 30, 2004 and $1,727,536 for the nine month period ending September 30, 2004, as compared to $537,037 and $1,969,290 for the same periods in 2003.

CAIT's Board of Directors has declared the monthly preferred dividend of $0.138083 per share, payable November 16, 2004 but omitted the quarterly common share dividend for the third quarter to avoid the return of capital.

Dennis Konczal, CAIT's President and Chief Operating Officer explained that CAIT's reduced revenues, interest income and earnings in the third quarter were due to a combination of factors, some of which will be non-recurring. The factors included: (1) front end costs of obtaining new long term financing; (2) the transfer of CAIT's long term financing which caused additional interest expenses (3) high loan payoffs that reduced inventory and resulted in a significant reduction in interest income; and (4) accelerated expensing of previously capitalized loan origination costs due to accelerated payoffs.

Going forward, the terms of CAIT's new long term financing facility will provide greater flexibility for CAIT to build and hold loan inventory in portfolio. Emphasis is being placed on taking advantage of that flexibility to increase the size of CAIT's loan portfolio.

CAIT's Form 10-QSB and its financial statements included therein, scheduled to be filed on November 17, 2004 and, will be duly certified pursuant to the Sarbanes-Oxley Act of 2002.

CAIT has moved its executive offices to 100 Pine Street, Suite 2450, San Francisco, CA 94111. Its telephone number is unchanged at (415) 288-9575.

CAIT is a specialty residential lender, which originates and invests in conforming and high-yielding, non-conforming residential mortgage loans on one-to-four-unit-residential properties located primarily in California and other western states. It also originates loans for sale to investors, on a whole-loan basis for cash through its mortgage banking subsidiary, Capital Alliance Funding Corporation. All loans with a combined loan-to-value ratio of greater than 75% of the collateral's appraised value at the time of funding are pre-sold into the secondary market. Only residential loans with a combined loan-to-value of 75% or less are retained in CAIT's portfolio of mortgage investments.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unforeseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:   Capital Alliance Income Trust Ltd., San Francisco
           Richard J. Wrensen, EVP & CFO - 415/288-9575 rwrensen@calliance.com www.calliance.com